Exhibit 99.1

Palo Alto Networks Appoints Two New Members to Board of Directors

SANTA CLARA, Calif., February 13, 2025 — Palo Alto Networks® (NASDAQ: PANW), the global cybersecurity leader, today announced the appointment of Helle Thorning-Schmidt, former prime minister of Denmark, and Ralph Hamers, former chief executive officer of UBS Group AG and ING Group, to the company’s board of directors.

“It’s a pleasure to welcome two visionary leaders, Helle and Ralph, to our Board of Directors, as we further our commitment to expanding the global reach of our business,” said Nikesh Arora, chairman and CEO, Palo Alto Networks. “They are innovators and disruptive thinkers with unique insights into the political and business climate in Europe and elsewhere. They will play a key role in shaping our strategic direction and further strengthening our position as the cybersecurity leader.”

Helle Thorning-Schmidt joins Palo Alto Networks’ Governance and Sustainability Committee and Security Committee. Ms. Thorning-Schmidt became Denmark’s first female prime minister when she took office in 2011 and served until 2015. She brings a wealth of experience from her tenure as Chief Executive of Save the Children International and more than a decade as a member of the Danish Parliament and leader of the Social Democratic Party in Denmark. She currently serves as a board member of Edelman, Vestas Wind Systems A/S and Neurons Inc. ApS, is a member of the advisory board of Vista Equity Partners Management, and serves as Co-Chair of The Oversight Board, a content moderation body established by Meta Platforms, Inc.

Ralph Hamers joins Palo Alto Networks’ Audit Committee and Security Committee. Mr. Hamers will contribute his expertise from his time as CEO of UBS Group, where he launched the successful One UBS strategy, and ING Group, where he led their digital transformation, including transforming ING into one of the world’s first fully branchless, digitally-driven banks. Ralph is an advisor to digital wealth platform Arta Finance and to GRAB Holding, and serves as secretary general of the Institut International d’Études Bancaires.

Effective immediately, Palo Alto Networks’ board of directors will expand from nine to eleven members, with Helle Thorning-Schmidt and Ralph Hamers joining as independent directors.

About Palo Alto Networks
Palo Alto Networks is the global cybersecurity leader, committed to making each day safer than the one before with industry-leading, AI-powered solutions in network security, cloud security and security operations. Powered by Precision AI, our technologies deliver precise threat detection and swift response, minimizing false positives and enhancing security effectiveness. Our platformization approach integrates diverse security solutions into a unified, scalable platform, streamlining management and providing operational efficiencies with comprehensive protection. From defending network perimeters to safeguarding cloud environments and ensuring rapid incident response, Palo Alto Networks empowers businesses to achieve Zero Trust security and confidently embrace digital transformation in an ever-evolving threat landscape. This unwavering commitment to security and innovation makes us the cybersecurity partner of choice.

At Palo Alto Networks, we're committed to bringing together the very best people in service of our mission, so we're also proud to be the cybersecurity workplace of choice, recognized among Newsweek's Most Loved Workplaces (2021-2024), with a score of 100 on the Disability Equality Index (2024, 2023, 2022), and HRC Best Places for LGBTQ+ Equality (2022). For more information, visit www.paloaltonetworks.com.

Palo Alto Networks, the Palo Alto Networks logo, and Precision AI are registered trademarks of Palo Alto Networks, Inc. in the United States or in certain jurisdictions throughout the world. All other trademarks, trade names, or service marks used or mentioned herein belong to their respective owners.

Media Inquiries:
Nicole Hockin
VP, Global Communications
nhockin@paloaltonetworks.com